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                                                               Exhibit 8(b)(vii)

RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Rule 22c-2 Shareholder Information Agreement ("Agreement") is entered into and effective as of, May 5, 2014, by and between Guggenheim Funds Distributors, LLC ("Fund Agent") and The Lincoln National Life Insurance Company ("Intermediary").

     WHEREAS, the Intermediary is a "financial intermediary" within the meaning of Rule 22c-2 of the Investment Company Act of 1940, as amended; and

     WHEREAS, it is the intention of the parties that this Agreement satisfy the requirement of Rule 22c-2 under the Investment Company Act of 1940 (the "Rule"); and

     WHEREAS, Fund Agent and Intermediary wish to enter into this Agreement for the purpose of setting forth the rights and obligations of the parties related to compliance with the Rule.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Fund Agent and Intermediary hereby agree as follows:

     1. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide Fund Agent or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

          1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

          1.2 FORM AND TIMING OF RESPONSE. (a) Intermediary agrees to provide, promptly upon request of Fund Agent or its designee, the requested information specified in Section 1 above. If requested by Fund Agent or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of Fund Agent or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in
Section 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by a Fund. Intermediary additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii). (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. (c) To the extent practicable, the format for any transaction information provided to Aquarius should be consistent with the NSCC Standardized Data Reporting Format.

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          1.3 LIMITATIONS ON USE OF INFORMATION. The Fund Agent agrees, on its own behalf and on behalf of its designee, not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws.


     2. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from Fund Agent or a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by Fund Agent or a Fund as having engaged in transactions of Fund Shares (directly or indirectly through Intermediary's account) that violate policies established or utilized by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund.

          2.1 FORM OF INSTRUCTIONS. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

          2.2 TIMING OF RESPONSE. Intermediary agrees to execute instructions from Fund Agent to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of instructions by the Intermediary.

          2.3 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to Fund Agent that instructions from Fund Agent to restrict or prohibit trading have been executed. Each Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

     3.   DEFINITIONS. For purposes of this paragraph:

          3.1 The term "Fund" includes any and all Funds as defined by the Rule for which Fund Agent serves as principal underwriter. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

          3.2 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the Investment Company Act of 1940 that are held by the Intermediary.

          3.3 The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

          3.4 The term "written" includes electronic writings and facsimile transmissions.

          3.5 The term "purchase" does not include the automatic reinvestment of dividends.

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          3.6 The term "promptly" as used in Section 1.2 shall mean as soon as practicable but in no event later than 5 business days from the Intermediary's receipt of the request for information from Aquarius or its designee.


IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

   GUGGENHEIM DISTRIBUTORS, LLC     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


By: /s/ John J. Linnehan                 By: /s/ Daniel R. Hayes
    --------------------                     -------------------
Name John J. Linnehan                    Name Daniel R. Hayes
and Title: Chief Financial Officer       and Title: Vice President

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